Exhibit 99.1(b)

FIRST AMENDMENT TO AMENDED AND RESTAED

MASTER REPURCHASE AND SECURITIES CONTRACT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of May 29, 2019 (this “Amendment No. 1 to A/R MRA”), is entered into by and among RCC Real Estate SPE 4, LLC, as seller (together with its permitted successors and assigns in such capacity, “Seller”), EXANTAS CAPITAL CORP., formerly known as Resource Capital Corp., a Maryland corporation, as guarantor (together with its successors and permitted assigns, in such capacity, “Guarantor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as buyer (together with its successors and assigns in such capacity, “Buyer”),  and acknowledged and agreed to by RCC REAL ESTATE, INC., as pledgor (together with its successors and permitted assigns, in such capacity, “Pledgor”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below).

R E C I T A L S

WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Master Repurchase and Securities Contract, dated as of July 19, 2018 (as amended by this Amendment No. 1 to A/R MRA, and as further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”); and

WHEREAS, the parties hereto desire to make certain amendments and modifications to the Repurchase Documents.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.Amendments to Repurchase Agreement.

(a)The following definitions in Section 2.01 of the Repurchase Agreement are amended and restated in their entirety as follows:

““Fee Letter”:  The Ninth Amended and Restated Fee Letter, dated as of May 29, 2019, between Buyer and Seller, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.”

““Servicer”:  Individually and collectively, as the context requires, C-III Servicer and WF Servicer, or any successor servicer approved by Buyer and, to the extent required by Section 17.01, consented to by Seller, to service the Purchased Assets.”

““Servicer Account” :  Any account established by the Servicer under the Servicing Agreement in connection with the servicing of and receipt of funds with respect to any Asset or Purchased Asset.  For the avoidance of doubt, at any time that an

Affiliate of Seller is Servicer, such Affiliate shall hold no Income or other amounts related to the Purchased Assets.”

““Servicing Agreement”:  Individually and collectively, as the context requires, (a) with respect to the C-III Servicer, the C-III Servicing Agreement, (b) with respect to the WF Servicer, the WF Servicing Agreement, and (c) such other replacement servicing agreement entered into by Buyer, Seller and any successor Servicer approved by Buyer for the servicing of Purchased Assets, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.  Each Servicing Agreement shall be subject to Buyer’s approval in its discretion.”

““Servicing Fees”:  So long as Wells or C-III is a Servicer, the amount set forth in the applicable Servicing Agreement, or, if a successor Servicer has been appointed, the amount agreed by Buyer, such successor Servicer and, so long as no Default or Event of Default has occurred and is continuing, Seller.

(b)The following definitions are hereby added to Article 2 of the Repurchase Agreement in appropriate alphabetical order:

““BHC Act Affiliate”:  Has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).”

““Beneficial Ownership Certification”:  A certification regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form as agreed to by Buyer.”

““Beneficial Ownership Regulation”:  Means 31 C.F.R. § 1010.230.”

““C-III Loans”:  Whole Loans and Participation Interests originated by C-III Seller and sold to Seller on a servicing released basis under the Mortgage Loan Sale and Purchase Agreement, dated as of May 29, 2019, between C-III Seller and Pledgor and any additional Purchased Assets designated in writing by Seller to be serviced by the C-III Servicer.”

““C-III Seller”:  C-III Commercial Mortgage LLC, a Delaware limited liability company.”

““C-III Servicer”:  C-III Asset Management LLC, a Delaware limited liability company, as the initial servicer of the Purchased Assets that are C-III Loans and any future Purchased Assets designated in writing by Seller to be serviced under the C-III Servicing Agreement or any successor servicer approved by Buyer.”

““C-III Servicing Agreement”:  The Interim Servicing Agreement, dated as of May 29, 2019, by and among Seller, Buyer and C-III Servicer and providing for the servicing of the C-III  Loans, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.”

““Default Right”:  Has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.”

““Delaware LLC Act”:  Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.”

““Dividing LLC”:  A Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.”

““Division”:  The division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.”

““Division LLC”: A surviving company, if any, and each resulting company, in each case that is the result of a Division.”

““Escrow Account”:  The account under the C-III Servicing Agreement in which escrow and reserve payments relating to the C-III Loans are held pursuant to the terms of the C-III Servicing Agreement and in accordance with Section 17.01.”

“First Amendment to A/R Date”:  May 29, 2019.”

““Fourth Amendment Date”:  Defined in the Fee Letter.”

““U.S. Special Resolution Regime”:  Each of (a) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (b) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

““WF Servicer”:  Wells, as an initial servicer of the Purchased Assets, or any successor servicer approved by Buyer.”

““WF Servicing Agreement”:  The Servicing Agreement, dated on or about the Closing Date, by and among Seller, Buyer and WF Servicer and providing for the servicing of Purchased Assets, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.”

(c)Section 3.02 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Section 3.02Transfer of Purchased Assets.  On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 2 (or, if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing released basis all of

Seller’s right, title and interest (but no Retained Interests) in and to such Purchased Asset, subject to the repurchase right set forth in this Agreement.  Subject to this Agreement, during the Funding Period, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but Seller may not substitute other Eligible Assets for Purchased Assets.  Buyer has the right to designate the servicer and sub-servicer (if any) of the Purchased Assets.   Buyer will permit WF Servicer and C-III Servicer to act as Servicers in accordance with the terms of the applicable Servicing Agreement and Article 17.  The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (x) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (y) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents.  To the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause each such Division LLC to sell, transfer, convey and assign to Buyer on a servicing released basis and for no additional consideration all of each such Division LLC’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights in the same manner and to the same extent as the sale, transfer, conveyance and assignment by Seller on each related Purchase Date of all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights.”

(d)Section 5.01 of the Repurchase Agreement is hereby amended by adding “(a)” in front of the first sentence and adding the following new clause (b) to the end thereof:

“(b)On or before the Closing Date, Seller shall establish the Waterfall Account at the Waterfall Account Bank.  Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Servicer Account.  Neither Seller, nor any Person claiming through or under Seller shall have any claim to or interest in the Waterfall Account. All Income received by Seller, Servicer or any Affiliate of Seller or Servicer in respect of the Purchased Assets shall be shall be remitted to the Waterfall Account within one (1) Business Day of receipt (provided that, if Wells is the Servicer, then the Servicer shall be required to remit to the Waterfall Account only once each month on the date set forth in the Servicing Agreement) and be applied by Buyer in accordance with this Article 5”

(e)Section 5.02 of the Repurchase Agreement is hereby amended by deleting the “and” at the end of the seventh priority, changing “eighth” to “ninth” and adding the following after the “seventh” priority and before the new “ninth” priority:

“eighth, to the extent Servicer is not Wells and to the extent not previously paid by Seller, to pay any Servicing Fees then due and payable to such Servicer under the Servicing Agreement; and”

(f)Section 7.15 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Section 7.15Appraisal.  An Appraisal of the related Underlying Mortgaged Property was conducted in connection with the origination of each Whole Loan and such Appraisal satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as amended, modified or replaced from time to time) (“FIRREA”) and further satisfied either (a) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (b) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Underlying Mortgage Loan was originated.”

(g)Article 7 of the Repurchase Agreement is hereby amended by adding a new Section 7.18 to the end of Article 7 as follows:

“Section 7.18Beneficial Ownership Certification.  The information included in each Beneficial Ownership Certification is true and correct in all respects.”

(h)Section 8.03 of the Repurchase Agreement is hereby amended by replacing the fourth sentence thereof with the following sentence:

“Notwithstanding the foregoing, (A) if Seller grants a Lien on any Purchased Asset in violation of this Section 8.03 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (B) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Sections 8.01 and 9.01 hereof), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Pledge and Security Agreement.”

(i)Section 8.06 of the Repurchase Agreement if hereby amended and restated in its entirety as follows:

“Section 8.06Delivery of Income.  Seller shall, pursuant to Irrevocable Redirection Notices, direct the Underlying Obligors and all other applicable Persons (including any bank or financial institution holding any Income under the terms of the Mortgage Loan Documents) to deposit all Income payable to Seller as lender or holder under the terms of the Mortgage Loan Documents for the Purchased Assets into an account held by the Servicer or the Waterfall Account on the day the related payments are due, payable or required or permitted to be disbursed under the terms of the related Mortgage Loan Documents.  Within five (5) Business Days of the related Purchase Date, Seller shall use its commercially reasonable efforts to deliver to Buyer an Irrevocable Redirection Notice with respect to each Purchased Asset, fully executed by each Underlying Obligor or other applicable Person.  In no event shall Seller direct any Underlying Obligor with respect to a Purchased Asset to direct funds to any account other than the Waterfall Account, the Servicer Account with respect to the C-III Loans (so long as C-III remains a Servicer) or an account held by WF Servicer (so long as Wells remains a Servicer).  To the extent Seller or any Affiliate of Seller receives any Income directly, Seller or such Affiliate shall hold such Income in trust for Buyer, segregated from other funds of Seller and its Affiliates, until delivered to the Waterfall Account, the Servicer Account with respect to the C-III Loans (so long as C-III remains a Servicer) or an account held by WF Servicer (so long as Wells remains a Servicer) in accordance with the terms hereof.  Seller shall deposit, or cause to be deposited, such amounts into the applicable Servicer Account within one (1) Business Day of receipt thereof.  Seller shall cause Servicer to remit all Income (other than in the case of the WF Servicer amounts permitted to be withheld by the Servicer in accordance with the terms of the Servicing Agreement) in the Servicer Account to the Waterfall Account within one (1) Business Day of the receipt thereof (provided, however, if the Servicer is Wells or an Affiliate thereof, then the Servicer shall only be required to remit to the Waterfall Account once each month, on the date set forth in the applicable Servicing Agreement and the failure of the WF Servicer to make such remittance shall not be an Event of Default hereunder).  Seller shall (a) comply with and enforce each Irrevocable Redirection Notice, (b) not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s prior written consent, (c) take all reasonable steps to enforce each Irrevocable Redirection Notice and (d) shall obtain such additional executed Irrevocable Redirection Notices as may be required to ensure all Income is directed to an account held by the WF Servicer (if the Servicer is Wells), to the Servicer Account with respect to the C-III Loans (so long as C-III remains a Servicer) or to the Waterfall Account.  In connection with each Principal Payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies.  If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.  Neither Seller nor any Servicer shall deposit or cause to be deposited to the Waterfall Account cash or cash proceeds other than Income or other payments required to be deposited therein under the Repurchase Documents.”

(j)Article 8 of the Repurchase Agreement is hereby amended by adding a new Section 8.13 to the end of Article 8 as follows:

“Section 8.13Beneficial Ownership.  If requested by Buyer, Seller shall provide a Beneficial Ownership Certification in relation to Seller to the extent that Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.  Seller shall promptly give notice to Buyer of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and shall promptly deliver an updated Beneficial Ownership Certification to Buyer.”

(k)Section 9.01 of the Repurchase Agreement is hereby amended by replacing the existing clause (j) with the following clause (j):

“(j) not sell or consent to any dissolution, winding up, liquidation, consolidation, Change of Control, nor shall Seller adopt, file or effect a Division, merger or asset sale (except as otherwise permitted by the Repurchase Documents),”

(l)Section 10.01 of the Repurchase Agreement is hereby amended by deleting the “or” before clause (s) and adding in the following before the period at the end of clause (s):

“; (t) Seller adopts, files, or effects a Division; or

(u)Seller or Servicer (other than Wells acting as Servicer) consents to any amendment, modification or waiver of the Servicing Agreement, which amendment, modification or waiver would apply to the servicing of any Purchased Asset, without the prior written consent of Buyer in its discretion.”

(m)Section 10.01(o) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(o)Seller, Servicer (other than Wells acting as Servicer) or any Affiliate of Seller fails to deposit all Income and other amounts actually received into the Servicer Account or Waterfall Account, as applicable, as required by Section 8.06 and other provisions of this Agreement within the time period such funds are required to be deposited under Section 8.06 and other provisions of this Agreement;”

(n)Section 17.01 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

(a)Servicer shall service the Purchased Assets on behalf of Buyer in accordance with Accepted Servicing Practices, this Agreement and the Servicing Agreement; provided, however, in the event of a conflict between this Agreement and the Servicing Agreement, this Agreement shall control.  Each Servicing Agreement shall contain provisions which are consistent with this Article 17 and must otherwise be in form and substance reasonably satisfactory to Buyer.

(b)No Person other than a Servicer approved by Buyer shall assume the obligation to service a Purchased Asset as Servicer or successor to any Servicer or Sub-Servicer.  Buyer appointed WF Servicer as of the Closing Date and C-III Servicer as of the Fourth Amendment Date to act as Servicer in accordance with the terms of the Servicing Agreement and this Article 17.   Buyer’s appointment of the Servicer (unless the Servicer is Wells) shall automatically terminate thirty (30) days following the date on which such Servicer is appointed and at the end of each thirty (30) day period thereafter unless, in each case, Buyer shall agree, by prior written notice to Seller and Servicer in the form of Exhibit I attached hereto, to extend Servicer’s appointment for an additional thirty (30) day period.  In the event Buyer does not extend the Servicer’s appointment as Servicer or Servicer is otherwise terminated in accordance with this Agreement or the Servicing Agreement, all rights of the Servicer to service the Purchased Assets shall cease.  If Buyer selects any Person other than Buyer or an Affiliate of Buyer as Servicer, the Servicing Agreement must be approved by Buyer in its discretion and Seller shall deliver to Buyer an executed copy of such Servicing Agreement.  Seller hereby irrevocably assigns to Buyer all of Seller’s right, title and interest in, to and under each Servicing Agreement.

(c)Seller, at all times that Wells is not the Servicer, shall cause Servicer to service the Purchased Assets in  accordance with Accepted Servicing Practices and comply with all of Servicer’s obligations under the Servicing Agreement and this Agreement, including, without limitation, (i) the obligations to provide such reports and information with respect to the Purchased Assets as required by the terms of the Servicing Agreement, this Agreement or as otherwise requested by Buyer, (ii) the obligation to deposit and direct the deposit of all Income with respect to the Purchased Assets initially to the Servicer Account (or, to the extent specified in Section 8.09 or as otherwise expressly provided in the Repurchase Documents, the Waterfall Account), and (iii) the obligation to remit Income collected with respect to the Purchased Assets to the Waterfall Account within the time period required by this Agreement.  No Seller or Servicer may assign its rights or delegate its duties and obligations under the Servicing Agreement without the prior written consent of Buyer in its discretion.

(d)Seller shall not, and shall not direct or permit Servicer to, (i) take any Material Action without the prior written consent of Buyer, provided that Buyer’s consent shall not be required for Material Actions that are expressly required under the terms of the Mortgage Loan Documents without any right of consent or approval by the holder of a Purchased Asset or are required by Requirements of Law, (ii) take any action which would result in a violation of the obligations of any Person under the Servicing Agreement, this Agreement or any other Repurchase Document, or which would otherwise be inconsistent with the rights of Buyer under the Repurchase Documents or (iii) take any actions with respect to the Purchased Assets after the occurrence of a Servicer Event of Default, Default or Event of Default without the prior written consent of Buyer.  Seller shall be permitted to make decisions and direct Servicer with respect to any action with respect to the Purchased Assets other than any Material Action without Buyer’s consent provided that, at the time of such decisions, there is no existing Servicer Event of Default, Default or Event of Default and Seller provides Buyer with documentation thereof in connection with any such decisions.

(e)The Servicing Fees payable to Servicer under the Servicing Agreement shall be payable by Seller and/or Servicer, as applicable, in accordance with the terms of the Servicing Agreement.  Seller shall be solely responsible for the payment of all Servicing Fees of Servicer and shall indemnify and hold Buyer harmless for the amount of such Servicing Fees.  Unless the Servicer is Wells, at no time may Servicer or Sub-Servicer receive or otherwise retain any Income (or withhold or net out amounts from funds on deposit in the Servicer Account) in payment of such Servicing Fees or make a claim against Buyer for the payment of such Servicing Fees.

(f)Upon the occurrence and during the continuance of a Servicer Event of Default, Default or Event of Default, in addition to all of the other rights and remedies of Buyer under the Servicing Agreement, this Agreement and the other Repurchase Documents (and in addition to the provisions of the Servicing Agreement providing for termination of Servicer thereunder pursuant to its terms), (i) the right, if any, of Seller or Servicer to direct the servicing of and make any decisions with respect to the Purchased Assets shall immediately and automatically cease to exist, (ii) Buyer or Seller (at Buyer’s request) may at any time terminate Servicer immediately upon the delivery of a written termination notice from either Buyer or Seller to Servicer, and (iii) Buyer shall have the right to transfer servicing of the Purchased Assets to Buyer or its designee.  Seller shall pay all actual expenses associated with any such termination, including, without limitation, any accrued fees and expenses and any early termination fees and expenses required in connection with the termination of the Servicing Agreement and the transfer of servicing to a successor Servicer. Buyer shall have no liability to any Servicer and Seller shall indemnify and hold Buyer harmless from any claims of or liability to any Servicer.

(g)Unless Servicer is Wells, except as expressly permitted in this Agreement with respect to the Servicer Account and Servicer’s possession and disbursement of escrow and reserve funds related to Purchased Assets in accordance with this Agreement, the related Mortgage Loan Documents and Requirements of Law, Servicer shall not be permitted to hold, receive or disburse any reserves, accounts, escrows and the like for any Purchased Asset or hold, receive or disburse any Income from any Purchased Asset.  To the extent Servicer is permitted to receive, hold or disburse any Income, escrows or reserves, Servicer shall hold all such funds related to the Purchased Assets in deposit accounts in the name of the Buyer at institutions acceptable to Buyer and such accounts shall be subject to a control agreement in favor of Buyer.  Servicer shall hold and disburse all escrow and reserve funds in accordance with the terms of this Agreement, the Servicing Agreement, the related Mortgage Loan Documents and Requirements of Law.  All escrow and reserve payments related to the Purchased Assets shall be held in the Escrow Account.  Unless Wells is acting as Servicer, Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a) of the UCC) over the Escrow Account.  Neither Seller, Servicer nor any Person claiming through or under Seller or Servicer shall have any claim to or interest in the Escrow Account; provided, however, prior to the occurrence of a Default, Event of Default or Servicer Event of Default, Servicer shall have access to the funds on deposit in the Escrow Account and shall distribute them in accordance with the terms of this Agreement and the Servicing Agreement.  Within one (1) Business Day of the date funds in the Escrow Account/any escrow or reserve funds related to the Purchased Assets become Income, Seller and/or Servicer shall cause such Income to be deposited into the Waterfall Account.  Within two (2) Business Days of the Servicer’s termination or non-renewal as Servicer under the Servicing Agreement or upon the occurrence of a Servicer Event of Default or immediately upon the occurrence of a Default or an Event of Default, Servicer and/or Seller shall turn over to Buyer or its designee all Income, escrow and reserve funds held by Seller or Servicer related to the Purchased Assets in the Servicer Account, the Escrow Account or otherwise.

(o)Section 18.15(b) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(b)Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.  Seller, Pledgor and Guarantor shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable “know your customer” due diligence checks, including, but not limited to, any information required to be obtained by Buyer pursuant to the Beneficial Ownership Regulation.”

(p)Article 18 of the Repurchase Agreement is hereby amended by adding a new Section 18.28 to the end of Article 18 as follows:

“Section 18.28 Recognition of the U.S. Special Resolution Regimes.

(a)In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Repurchase Documents, and any interest and obligation in or under this Agreement and/or the Repurchase Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Repurchase Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents were governed by the laws of the United States or a state of the United States.”

(q)The Repurchase Agreement is amended to add a new Exhibit I in the form attached hereto.

(r)Asset Representation #50 on Schedule 1 attached to the Repurchase Agreement is hereby amended and restated in its entirety with the following:

“50.An Appraisal of the related Underlying Mortgaged Property was conducted in connection with the origination of each Whole Loan and such Appraisal satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as amended, modified or replaced from time to time) (“FIRREA”) and further satisfied either (a) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (b) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Underlying Mortgage Loan was originated.”

(s)Schedule 2 attached to the Repurchase Agreement is hereby amended and restated in its entirety by replacing it with the Schedule 2 attached hereto.

Section 2.	[Reserved.]
Section 3.	Repurchase Documents in Full Force and Effect as Modified; No Novation.

The parties hereto have entered into this Amendment No. 1 to A/R MRA and the Fee Letter solely to modify or amend the terms of the Repurchase Documents and do not intend this Amendment No. 1 to A/R MRA, the Fee Letter or the transactions contemplated hereby to be, and this Amendment No. 1 to A/R MRA, the Fee Letter and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller or any other Repurchase Party under or in connection with the Repurchase Agreement or any of the other Repurchase Documents.  It is the intention and agreement of each of the parties hereto that (a) the perfection and priority of all security interests securing the payment of the Repurchase Obligations under the Repurchase Agreement and the other Repurchase Documents are preserved, (b) the Liens and security interests granted under the Repurchase Agreement and the other Repurchase Documents shall continue in full force and effect without modification, interruption, lapse, termination or limitation, and (c) any reference to the Repurchase Agreement in any Repurchase Documents shall be deemed to reference the Repurchase Agreement, as amended by this Amendment No. 1 to A/R MRA.  Except as specifically modified hereby, nothing contained in this Amendment No. 1 to A/R MRA or the Fee Letter is intended to amend, modify or otherwise affect any obligation of any Repurchase Party existing prior to the date hereof and the Repurchase Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed.  The parties hereto agree to be bound by the terms and conditions of the Repurchase Documents, as modified by this Amendment No. 1 to A/R MRA and the Fee Letter, as though such terms and conditions were set forth herein.

Section 4.Representations.

Seller, Guarantor and Pledgor represent and warrant, as of the date of this Amendment No. 1 to A/R MRA, as follows:

(a)it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;

(b)the execution, delivery and performance by it of this Amendment No. 1 to A/R MRA and the Fee Letter are within its corporate, company or partnership powers, has been duly authorized and does not contravene (i) its Governing Documents or its applicable resolutions, (ii) any Requirements of Law or (iii) any Contractual Obligation, Indebtedness or Guarantee Obligation;

(c)other than applicable resolutions, no consent, license, permit, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against it of this Amendment No. 1 to A/R MRA, the Fee Letter or the Repurchase Documents;

(d)this Amendment No. 1 to A/R MRA and the Fee Letter have been duly executed and delivered by it;

(e)each of this Amendment No. 1 to A/R MRA, the Fee Letter and the Repurchase Documents constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by Insolvency Laws and by general principles of equity;

(f)no Default or Event of Default exists or will exist after giving effect to this Amendment No. 1 to A/R MRA and Fee Letter;

(g)none of Seller, Guarantor nor Pledgor has any defense, offset, counterclaim, abatement, right of rescission or other claims, actions, causes of action, demands, damages or liabilities of any kind or nature, in all cases whether legal or equitable, available to Seller, Guarantor, Pledgor or any other Person with respect to (i) this Amendment No. 1 to A/R MRA, the Fee Letter, the Repurchase Agreement or the Repurchase Documents, as modified and amended hereby, (ii) the obligation of Seller to repay the Repurchase Obligations and other amounts due under the Repurchase Documents or (iii) Buyer or Buyer’s respective officers, employees, representatives, agents, counsel or directors arising out of or from or in any way related to or in connection with the Repurchase Agreement or the Repurchase Documents, including, without limitation, any action by such Persons, or failure of such Persons to act, under the Repurchase Agreement or the other Repurchase Documents on or prior to the date hereof;

(h)except as specifically provided in this Amendment No. 1 to A/R MRA or the Fee Letter, the Repurchase Obligations are not reduced or modified by this Amendment No. 1 A/R MRA;

(i)the representations and warranties of Seller, Guarantor and Pledgor set forth in the Repurchase Documents to which such entity is a party are true and correct in all material respects as of the date hereof other than those representations and warranties that refer to a specific date, in which case they are true and correct as of such earlier date; and

(j)after giving effect to this Amendment No. 1 to A/R MRA and the Fee Letter, Seller, Guarantor and Pledgor are in compliance with each of their covenants set forth in the Repurchase Documents.

Section 5.Conditions Precedent.

(a)The effectiveness of this Amendment No. 1 to A/R MRA is subject to the following conditions precedent: (i) delivery to Buyer of this Amendment No. 1 to A/R MRA and the Fee Letter, each duly executed by each of the parties hereto or thereto, (ii) delivery to Buyer of an opinion of counsel to Seller, Guarantor and Pledgor, in form acceptable to Buyer, addressing the execution, delivery and enforceability of Amendment No. 1 to A/R MRA and the Fee Letter, and (iii)  delivery to Buyer of such other documents, agreements, certifications or legal opinions as Buyer may reasonably require.

(b)To the extent not paid as a part of the conditions precedent set forth in Section 5(a), Seller acknowledges and agrees that it shall pay all legal fees and expenses of Moore & Van Allen, PLLC, as counsel to Buyer, relating to this Amendment No. 1 to A/R MRA and the Fee Letter in an amount to be set forth on a separate invoice, within ten (10) Business Days of receipt of such invoice.

Section 6.Miscellaneous.

(a)This Amendment No. 1 to A/R MRA may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  The parties intend that faxed signatures and electronically imaged signatures such as PDF files shall constitute as original signatures and are binding on all parties.

(b)The descriptive headings of the various sections of this Amendment No. 1 to A/R MRA are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)This Amendment No. 1 to A/R MRA may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.

(d)The interpretive provisions of Section 2.02 to the Repurchase Agreement are incorporated herein mutadis mutandis.

(e)This Amendment No. 1 to A/R MRA (together with the other Repurchase Documents, as amended hereby) represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties.  There are no unwritten oral agreements between the parties.

(f)this Amendment No. 1 to A/R MRA, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than SectionS 5-1401 and 5-1402 of the New York General Obligations law.

(g)In consideration of Buyer entering into this Amendment No. 1 to A/R MRA and the Fee Letter, Seller, Guarantor and Pledgor hereby waive, release and discharge Buyer and Buyer’s officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises out of or from or in any way relating to or in connection with the Repurchase Agreement or the Repurchase Documents, including, but not limited to, any action or failure to act under the Repurchase Agreement or the other Repurchase Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damage and liabilities arising out of such Person’s gross negligence or willful misconduct in connection with the Repurchase Agreement or the other Repurchase Documents.

(h)The Guarantor and the Pledgor (i) agree to and consent to the terms and provisions of this Amendment No. 1 to A/R MRA and the Fee Letter, (ii) acknowledge and confirm that the Guaranty and the Pledge and Security Agreement remain in full force and effect notwithstanding this Amendment No. 1 to A/R MRA and the Fee Letter, and (iii) reaffirm their obligations under the Guaranty and the Pledge and Security Agreement (as applicable).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to A/R MRA to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:

RCC REAL ESTATE SPE 4, LLC, a Delaware limited liability company

By:	/s/ Michael A. Pierro
Name:	Michael A. Pierro
Title:	Vice President

EXANTAS CAPITAL CORP. (formerly known as Resource Capital Corp.), a Maryland corporation, as Guarantor

By:	/s/ Michael A. Pierro
Name:	Michael A. Pierro
Title:	Vice President

Acknowledged and agreed to by:

RCC REAL ESTATE, INC., a Delaware corporation, as Pledgor

By:	/s/ Michael A. Pierro
Name:	Michael A. Pierro
Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Allen Lewis
Name:	Allen Lewis
Title:	Managing Director

S–1

EXHIBIT I

[NOT APPLICABLE IF WELLS IS THE SERVICER]

WELLS FARGO BANK, NATIONAL ASSOCIATION

301 South College Street, 12th Floor

Mail Code:  D1053-125

Charlotte, North Carolina 28202

NOTICE OF EXTENSION OF AUTOMATIC TERMINATION DATE

_________________, 20__

[___________________]

[___________________]

[___________________]

Reference is made to (a) the Amended and Restated Master Repurchase and Securities Contract, dated as of July 19, 2018 (such agreement, as amended, modified, waived, supplemented or restated from time to time, the “Repurchase Agreement”), by and between RCC REAL ESTATE SPE 4, LLC, as seller (together with its successors and permitted assigns, “Seller”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as buyer (together with its successors and permitted assigns, “Buyer”) and (b) the Interim Servicing Agreement, dated as of May 29, 2019 (the “Servicing Agreement”), between C-III ASSET MANAGEMENT LLC, as servicer (“Servicer”), Buyer and Seller.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings given such terms in the Repurchase Agreement.

Pursuant to Section 17.01(b) of the Repurchase Agreement and Section 8.01(a) of the Servicing Agreement, Buyer hereby notifies Servicer and Seller that Servicer’s appointment is extended for an additional thirty (30) day period through [___________, 20__].

Sincerely,

Wells Fargo Bank, National Association,
as Buyer

By:  _______________________________

Name:

Title:

S–2

Schedule 2

Collateral Debt Obligations of Guarantor Approved by Buyer

Resource Real Estate Funding CDO 2006-1, LTD, Issuer

Resource Real Estate Funding CDO 2006-1, LLC, Co-Issuer

Closing Date: August 10, 2006

Resource Real Estate Funding CDO 2007-1, LTD, Issuer

Resource Real Estate Funding CDO 2007-1, LLC, Co-Issuer

Closing Date: June 26, 2007

Apidos CDO I, Issuer

Apidos CDO I Inc., Co-Issuer

Closing Date: August 4, 2005

Apidos CDO III, Issuer

Apidos CDO III Inc., Co-Issuer

Closing Date: May 9, 2006

Apidos Cinco CDO, Issuer

Closing Date: May 30, 2007

Apidos CLO VIII, Issuer

Apidos CLO VIII, LLC, Co-Issuer

Closing Date: October 13, 2011

Resource Capital Corp. 2015-CRE3, LTD, Issuer

Resource Capital Corp. 2015-CRE3, LLC, Co-Issuer

Closing Date: February 24, 2015

Resource Capital Corp. 2015-CRE4, LTD, Issuer

Resource Capital Corp. 2015-CRE4, LLC, Co-Issuer

Closing Date: August 18, 2015

Resource Capital Corp. 2017-CRE5, LTD, Issuer

Resource Capital Corp. 2017-CRE5, LLC, Co-Issuer

Closing Date: July 13, 2017

Exantas Capital Corp. 2018-RSO6, LTD, Issuer

Exantas Capital Corp. 2018-RSO6, LLC, Co-Issuer

Closing Date: June 26, 2018

Exantas Capital Corp. 2019-RSO7, LTD, Issuer

Exantas Capital Corp. 2019-RSO7, LLC, Co-Issuer

Closing Date: April 17, 2019